Exhibit 10.12

OUTSIDE DIRECTOR FEE SCHEDULE

Annual Board Retainer	-	$80,000
Non-Executive Chairperson of Board of Directors Fee	-	$75,000/$85,000*
Specially called meeting fee	-	$ 1,000
Audit and Risk Management Committee
Chair Annual Retainer	-	$ 20,000
Member Annual Retainer	-	$ 10,000
Compensation and Human Capital Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500
Nominating, Governance and Corporate Responsibility Committee
Chair Annual Retainer	-	$ 15,000
Member Annual Retainer	-	$ 7,500

In addition to the fees set forth above, each independent director is granted restricted stock under the 2020 Outside Directors' Stock Award Plan (the "2020 Directors' Plan"). The 2020 Directors' Plan provides each independent director with a grant annually of a number of shares of restricted stock as determined by the Board in its discretion. For the 2021-2022 directors' year, the Board determined that the value of such restricted stock award would be $100,000 to each Outside Director, with the number of shares of restricted stock to be issued being determined based upon dividing such value by the fair market value of a share of Common Stock on the date of grant. The Board has determined that following her/his election at the 2022 Annual Meeting, the value of such restricted stock award for the 2022-2023 directors' year will be $110,000 to each Outside Director, with the number of shares of restricted stock to be issued being determined based upon dividing such value by the fair market value of a share of Common Stock on the date of grant.